Exhibit 10.30

TAMINCO ACQUISITION CORPORATION

ANNUAL PERFORMANCE BONUS PLAN

1. PURPOSE.

The purpose of the Taminco Acquisition Corporation Annual Performance Bonus Plan is to attract, retain and motivate key employees and other service providers by providing bonus awards to designated Participants.

2. DEFINITIONS.

Unless the context otherwise requires, the words that follow shall have the following meanings:

(a) “Award” shall mean a bonus award under the Plan.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board that is appointed by the Board to administer the Plan. If no such committee has been appointed, the Board shall be the Committee.

(e) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

(f) “Company” shall mean Taminco Acquisition Corporation and any successor by merger, consolidation or otherwise.

(g) “Participant” shall mean an employee or other service provider of the Company or any subsidiary selected, in accordance with the terms of the Plan, to receive an Award in accordance with the Plan.

(h) “Performance Goal” shall mean such performance objective or objectives applicable for Participants to receive payment of an Award under the Plan as selected by the Committee in its sole discretion; provided that with respect to Awards that are intended to be Section 162(m) Awards, such performance objective or objectives shall be selected by the Committee in its sole discretion from one of the performance goals set forth on Exhibit A hereto.

(i) “Performance Period” shall mean each fiscal year of the Company or such other period (as specified by the Committee) over which performance is to be measured.

(j) “Plan” shall mean the Taminco Acquisition Corporation Annual Performance Bonus Plan.

(k) “Section 162(m)” shall mean Section 162(m) of the Code (or any successor section) and the Treasury regulations and other official guidance promulgated thereunder.

(l) “Section 162(m) Award” shall mean any Award under the Plan that is intended to qualify for the “performance-based compensation” exception under Section 162(m).

(m) “Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder.

3. ADMINISTRATION AND INTERPRETATION OF THE PLAN.

(a) GENERAL. The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to make all determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, the power to: (i) select Participants; (ii) determine the amount of Awards granted to Participants under the Plan; (iii) determine the conditions and restrictions, if any, subject to which the payment of Awards will be made; (iv) certify that the conditions and restrictions applicable to the payment of any Award have been met; (v) interpret the Plan; and (vi) adopt, amend, or rescind such rules and regulations, and correct any defect, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry out its responsibilities under the Plan. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations provided by the Board or the executive officers of the Company.

(b) PLAN EXPENSES. The expenses of the Plan shall be borne by the Company.

(c) UNFUNDED ARRANGEMENT. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan. The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

(d) DELEGATION. The Committee may, in its discretion, delegate its authority and responsibility under the Plan unless prohibited by applicable law.

(e) ACCOUNTS AND RECORDS. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

(f) RETENTION OF PROFESSIONAL ASSISTANCE. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties in connection with the Plan.

(g) INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 3(g) only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.

4. ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited to those employees and other service providers of the Company or its subsidiaries selected by the Committee from time to time in its sole discretion, and no person shall be entitled to any Award for a Performance Period unless the individual is designated as a Participant for the Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan. By accepting any payment under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated such person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee. Subject to the terms and conditions of the Plan, determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible employees or other service providers under the Plan, whether or not such individuals are similarly situated.

5. GRANT OF AWARDS; PAYMENT OF AWARDS.

(a) AWARDS. The Committee shall establish the terms and conditions applicable to any Award granted under the Plan and a Participant shall be eligible to receive an Award under the Plan in accordance with such terms and conditions. Without limiting the foregoing, the Committee may grant Awards subject to any or all of the following: (i) attainment of time-based vesting conditions; (ii) attainment of any Performance Goal established by the Committee with respect to any Performance Period; or (iii) the Committee’s evaluation of a Participant’s individual performance for the Company and/or its subsidiaries. The Committee may, in its sole discretion, amend or modify the terms and conditions applicable to an Award (provided that the consent of an affected Participant shall be required prior to any amendment or modification that adversely affects a Participant’s outstanding Awards) and may elect to pay all or any portion of an Award to a Participant regardless of whether any Award is payable in accordance with the terms and conditions originally established by the Committee, subject to the limitations of Section 6 hereof.

(b) TIME OF PAYMENT. Subject to the provisions of Section 5(d) hereof, Awards under the Plan shall be paid in the calendar year following the applicable Performance Period with respect to which the Awards are earned. Notwithstanding the foregoing, the Committee may defer payment of all or any portion of any Awards with such conditions as the Committee may determine and may permit a Participant electively to defer receipt of all or a portion of an Award, in each case, taking into account the requirements of Section 409A.

(c) FORM OF PAYMENT. In the sole discretion of the Committee, Awards may be paid in whole or in part in cash, Common Stock or other property, provided that any Common Stock to be awarded as part of an Award hereunder shall be issued pursuant to the terms and conditions of any stockholder-approved equity plan of the Company (if any) as in effect from time to time. To the extent that there is no stockholder-approved equity plan of the Company with an available share reserve to cover the issuance of Common Stock in connection with the payment of any Award hereunder, the full amount of the Award shall be paid in cash.

(d) IMPACT OF TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee in its sole discretion, the right to any payment in respect of an Award hereunder shall be subject to the Participant’s continued employment with the Company or its subsidiaries on the applicable date of payment of the Award.

6. SECTION 162(m) COMPLIANCE.

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Section 6 shall apply to the extent that an Award under the Plan is intended to be a Section 162(m) Award.

(a) GRANT TIMING. For purposes of any Award payable hereunder that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to such Award and shall establish the objective performance criteria and the individual target Award (if any) applicable to each Participant or class of Participants in writing within ninety (90) days after the beginning of the applicable Performance Period (or such other time period as is required under Section 162(m)) and while the outcome of the Performance Goals is substantially uncertain. The applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto.

(b) OBJECTIVE CRITERIA. Subject to the limitations of the Plan, the Committee shall, in its sole discretion, have authority to determine the eligible Participants to whom, and the time or times at which, Section 162(m) Awards shall be made, the vesting and payment provisions applicable to such Awards, and all other terms and conditions of such Awards. As and to the extent required by Section 162(m), the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may allow the Committee discretion to decrease the amount of compensation payable).

(c) OTHER TERMS. For each Participant, the Committee may specify a target Award. The individual target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base salary, or an amount determined pursuant to an objective formula or standard. Establishment of an individual target Award for a Participant for a Performance Period shall not imply or require that the same level individual target Award (if any such Award is established by the Committee for the relevant Participant) be set for any subsequent Performance Period. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target Award, which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period.

(d) MEASUREMENT OF ACHIEVEMENT. The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Committee at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m).

(e) COMMITTEE CERTIFICATION. At the expiration of the applicable Performance Period, the Committee shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 6 have been achieved and the percentage of the Participant’s individual target Award that has been vested and earned. Following the Committee’s determination and certification in accordance with the foregoing, the Section 162(m) Award shall become vested and payable in accordance with the terms and conditions of the Plan.

(f) MAXIMUM AWARD. The maximum value of any payment under any Section 162(m) Award to any Participant in the Plan with respect to any twelve (12)-month period shall be $5,000,000.

7. NON-ASSIGNABILITY.

No Award or payment thereof nor any right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

8. SUCCESSORS.

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

9. NO RIGHT TO EMPLOYMENT.

Nothing in the Plan or in any notice of an Award shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affect the right of the Company or any of its subsidiaries to terminate the employment of any Participant at any time or for any reason (or no reason).

10. AMENDMENT OR TERMINATION.

The Board reserves the right, subject to shareholder approval to the extent required by applicable law, regulation or exchange listing rules, to amend, suspend or terminate the Plan at any time, provided that no amendment, suspension or termination may adversely affect the rights of any Participant with regard to any outstanding Award. In no event may any such amendment, suspension or termination result in an increase in the amount of compensation payable pursuant to any Award under the Plan or the failure of any such Award to qualify for the “performance-based compensation” exception under Section 162(m) to the extent applicable.

11. EFFECTIVE DATE AND TERM OF PLAN.

The Plan shall become effective as of the date of approval by the Board. No Award under the Plan that is intended to be a Section 162(m) Award shall be granted on or after the fifth anniversary of the approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

12. SEVERABILITY.

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

13. WITHHOLDING.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under applicable law to withhold federal, state or local income or other taxes incurred by reason of the payment of Awards under the Plan.

14. GOVERNING LAW.

The Plan and any amendments hereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

15. SECTION 409A COMPLIANCE.

The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any contrary provision in the Plan, to the extent that the payment of an Award is to be made as a result of a Participant’s “separation from service” (within the meaning of Section 409A) and such Participant is a “specified employee” (as defined under Section 409A) of the Company at the time of such “separation from service,” the payment of the Award shall be delayed for the first six (6) months following such “separation from service” (or, if earlier, the date of such Participant’s death) and shall instead be paid in the manner set forth for the applicable Award upon expiration of such delay period.

16. TITLES AND HEADINGS.

The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

TAMINCO ACQUISITION CORPORATION

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m), performance goals established for purposes of Awards intended to be Section 162(m) Awards, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”): (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) gross or net profit or operating margin; costs; (xiii) funds from operations; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) implementation or completion of critical projects; (xx) market share; (xxi) debt levels or reduction; (xxii) customer retention; (xxiii) customer satisfaction and/or growth; (xxiv) research and development achievements; (xxv) financing and other capital raising transactions; (xxvi) risk management; and (xxvii) capital expenditures, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

To the extent permitted under Section 162(m), the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance Goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m), but only to the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

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